EXHIBIT 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of April 8, 2009 (the “Effective Date”) by and between Peter E. Williams III (“Executive”) and Saba Software, Inc., a Delaware corporation (the “Company”), and amends and restates in its entirety that Employment Agreement dated as of February 1, 2006 and that Amendment to Employment Agreement dated as of July 12, 2007 (as amended, the “Existing Agreement”).

R E C I T A L S

A. Executive and the Company entered into the Existing Agreement to set forth the terms of Executive’s employment with the Company.

B. The Company believes that maintaining sound management is essential to protect and enhance the best interests of the Company and its stockholders.

C. The Company desires assurance of the continued association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

E. Executive desires to continue to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

F. Executive and the Company desire to amend and restate the Existing Agreement upon the terms and conditions more fully set forth herein.

A G R E E M E N T

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, Executive and the Company agree as follows:

1.	Term, Position, Duties and Responsibilities

1.1. Term. The Company hereby employs Executive to render services to the Company in the position of Executive Vice President, Corporate Development, reporting directly to the Chief Executive Officer of the Company, for the period commencing on the Effective Date and ending on the date Executive’s employment is terminated under this Agreement (the “Term”). The Company and Executive hereby acknowledge that either of them may terminate Executive’s term of Employment for any reason or no reason at all.

1.2. Position. The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Chief Executive Officer, including but not limited to those customarily performed by executive vice presidents, corporate development of similarly situated corporations. Executive agrees to serve in a similar capacity for the benefit of any of the Company’s direct or indirect, wholly-owned or partially-owned subsidiaries or affiliates. Additionally, Executive shall serve in such other capacity or capacities as the Chief Executive Officer may from time to time prescribe. During his employment by the Company, Executive shall, subject to Section 1.3, devote his full energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

1.3. Other Activities. Except upon the prior written consent of the Chief Executive Officer of the Company, Executive will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Notwithstanding the foregoing, Executive shall be permitted to engage in occasional professional or charitable activities outside the scope of his employment with the Company so long as such activities (A) do not conflict with the actual or proposed business of the Company or any of its subsidiaries or affiliates, and (B) do not affect the performance of his duties hereunder. In addition, subject to the prior written consent of the Chief Executive Officer and the Board of Directors of the Company and subject to Executive’s fiduciary duties to the Company, Executive shall be permitted to serve as a director of other corporations provided that their businesses are not competitive with the actual or proposed business of the Company or any of its subsidiaries or affiliates and provided further that Executive’s service as a director of such other corporations does not interfere with his performance of his duties hereunder. Any such prior written consent may be subsequently revoked in the event that the Board of Directors determines, in good faith, that Executive’s position as a director of any such other corporation has developed into a conflict of interest.

1.4. Proprietary Information. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it. Executive has previously executed and delivered to the Company, a copy of the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “Employee Proprietary Information and Inventions Agreement”).

2.	Compensation of Executive

2.1. Base Salary. In consideration of the services to be rendered under this Agreement, while employed by the Company, Company shall pay Executive an initial base annual salary of two hundred sixty-five thousand dollars ($265,000.00), less standard deductions and withholdings, payable in regular periodic payments in accordance with Company payroll policy. Such salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month. Such base salary shall be subject to annual review by the Board of Directors in consultation with the Chief Executive Officer.

2.2. Bonus. Executive will be eligible to receive bonuses totaling 50% of his base salary annually (such annual amount, the “Target Bonus”), the exact amount of each such bonus to be determined by the Board of Directors in consultation with the Chief Executive Officer based upon Executive achieving certain performance criteria and the Company achieving specific financial goals, in each case to be determined by the Board of Directors in consultation with the Chief Executive Officer. Any such bonus shall be payable at the direction of the Board of Directors either after the end of the fiscal year or quarterly after the end of each fiscal quarter, and shall be prorated for partial fiscal periods. Such bonuses shall in no event be paid later than 2  1/2 months after the close of the Company’s fiscal year in which such bonus was earned. In addition, Executive shall be eligible for such additional bonuses as may be awarded by the Board of Directors in its sole discretion from time to time in consultation with the Chief Executive Officer.

2.3. Stock Option. Executive has been and may in the future be granted stock options to purchase shares of the Company’s Common Stock at the market price in effect on the date the Board of Directors approves the grant pursuant to the Company’s standard form of Stock Option Agreement to be entered into by and between Executive and the Company (the “Stock Option Agreement”). Unless otherwise agreed by the Board, future stock options will vest over the course of four (4) years in 16 equal quarterly installments. Notwithstanding anything set forth in any existing stock options or, unless any future stock option contains language expressly modifying the provisions of this Agreement, any future stock options, the following additional provisions shall apply:

(a) Executive shall have until the first to occur of the following to exercise any stock option held by Executive on the date of termination of Executive’s employment: (i) the expiration of the maximum term of such option, (ii) the termination of the option in connection with a Change in Control or similar event as provided in the applicable option agreement and/or plan under which the option was granted, or (iii) six (6) months from the date of termination of Executive’s employment.

(b) Immediately prior to the specified effective date of a Change of Control (as defined below) pursuant to which a portion of any stock option is neither Assumed (as defined below) nor Replaced (as defined below), such portion of the stock option that is neither Assumed nor Replaced shall automatically become fully vested and exercisable for all of the shares at the time represented by such portion of the stock option; provided that Executive’s employment has not terminated. In such event, to the extent not exercised prior to the consummation of such Change of Control, such portion of the stock option shall terminate upon closing of the Change of Control pursuant to the terms of the Company’s applicable Stock Incentive Plan. For the purpose of this Section, the terms below shall have the following meanings:

“Assumed” means that pursuant to a Change of Control either (i) the stock option is expressly affirmed by the Company or (ii) the contractual obligations represented by the stock option are expressly assumed (and not simply by operation of law) by the successor entity or its parent in connection with the Change of Control with appropriate adjustments to the number and type of securities of the successor entity or its parent subject to the stock option and the exercise or purchase price thereof which at least preserves the compensation element of the stock option existing at the time of the Change of Control as determined in accordance with the instruments evidencing the agreement to assume the stock option.

“Replaced” means that pursuant to a Change of Control the stock option is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or parent of either of them which preserves the compensation element of such Award existing at the time of the Change of Control and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such stock option.

2.4. Benefits. Executive shall be entitled to participate in the Company’s group medical, dental, life insurance, 401(k), deferred compensation or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management. Executive shall be provided such perquisites of employment, including at least four (4) weeks paid vacation, and all paid holidays and sick leave as are provided to all other members of the Company’s senior executive management. Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of his duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time.

3.	Employment At Will

Company or Executive may terminate Executive’s employment with Company at any time for any reason, including no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company other than Executive. This Section 3 shall survive any termination or expiration of this Agreement.

4.	Termination of Employment

4.1. Intentionally Omitted.

4.2. Termination by the Company for Cause. In the event that the Company terminates Executive’s employment for Cause, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked and thereafter the Company’s obligations under this Agreement shall terminate. For the purposes of this Agreement, termination shall be for “Cause” if (i) Executive refuses or fails to act in accordance with any lawful order or instruction of the Chief Executive Officer, and such refusal or failure to act has not been cured within 30 days of notice of such disobedience, (ii) Executive fails to devote reasonable attention and time during normal business hours to the business affairs of the Company or Executive is reasonably determined by the Board of Directors to have been unfit (other than as a result of an Incapacity), unavailable for service (other than as a result of an Incapacity) or grossly negligent in connection with the performance of his duties on behalf of the Company, which unfitness, unavailability or gross negligence has not been cured within 30 days of notice of the same; (iii) Executive is reasonably determined by the Board of Directors to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company in connection with the performance of his duties on behalf of the Company; (iv) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (v) Executive materially breaches any agreement with the Company which breach has not been cured within 30 days notice of the same. For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment for reasons other than for “Cause.”

4.3. Termination by the Company without Cause or Termination by Executive. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment for any reason or no reason at all, and in either case a Separation (as defined below) occurs, the Company shall pay Executive all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the last day actually worked, and Executive shall be entitled to receive the severance payments and benefits set forth below in this Section 4.3; provided, however, that such severance and benefits are conditioned on Executive’s execution and non-revocation of a release agreement, the form of which is attached hereto as Exhibit A, and thereafter the Company’s obligations under this Agreement shall terminate. Executive shall execute and return such release agreement no later than sixty (60) days from the date of Executive’s Separation (the “Release Date”). For purposes of this Agreement,

The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

Termination shall be for “Good Reason” if (i) there is a material diminution of Executive’s responsibilities with the Company, or a material change in Executive’s reporting responsibilities or title, in each case without Executive’s consent; (ii) there is a material reduction by the Company in Executive’s annual base salary or target compensation then in effect without Executive’s consent; (iii) Executive’s principal work location is relocated outside of the San Francisco Bay Area without Executive’s consent or (iv) there is a Change of Control. Executive agrees that he may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate his employment for Good Reason. A condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within ninety (90) days after such condition comes into existence and the Company fails to remedy such condition within thirty (30) days after receiving Executive’s written notice (if capable of remedy).

“Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of the Company to a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which will continue the business of the Company in the future; or

(ii) A merger or consolidation involving the Company in which the shareholders of the Company immediately prior to such merger or consolidation are not the beneficial owners (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of more than 50% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of the Company immediately prior to such merger or consolidation; or

(iii) The acquisition of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least 50% of the total voting power of the outstanding voting securities of the Company by a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act).

4.3.1. Target Bonus and Base Salary. On the date of the termination of Executive’s employment, the Company shall pay to Executive, or to Executive’s beneficiaries or estate as appropriate, in a single lump-sum payment, subject to standard deductions and withholdings, Executive’s Target Bonus for any partially completed bonus period, as if the applicable performance criteria and Company financial goals had been achieved completely, pro rated based on the number of days actually elapsed through the date of termination in the bonus period in which such termination occurs. In addition, the Company shall pay to Executive, or to Executive’s beneficiaries or estate, as appropriate, the sum of (i) an amount equal to that number of months of Executive’s then current base salary equal to the sum of six (6) months plus one month for every twelve month period Executive has been employed by the Company prior to the date of termination (which sum shall not exceed twelve (12) months) (collectively, the “Severance Months”), and (ii) an amount equal to the product of (x) the quotient of the number of Severance Months divided by 12, and (y) the Target Bonus amount (the “Bonus Severance Amount”), less all applicable standard deductions and withholdings. Such amounts payable in the preceding sentence shall be payable in the form of salary continuation (with amounts attributable to the Target Bonus prorated monthly). Subject to timely receipt by the Company of the executed release agreement, the first payment of any such salary continuation shall be made within ten (10) days after the Release Date and shall include any salary continuation payments (including amounts attributable to the Target Bonus) that accrued to Executive post-termination of employment but that were not paid pending receipt of the executed release agreement.

4.3.2. Acceleration of Vesting of Stock Option.

(a) With respect to stock options granted to Executive prior to July 12, 2007, on the date of termination of Executive’s employment, 100% of the shares subject to any stock option then held by Executive, including without limitation, the options described in Section 2.3, shall vest and become immediately exercisable. In addition, notwithstanding the terms of any option award or agreement to the contrary, Executive shall have until the first to occur of the following to exercise any stock option held by Executive on the date of termination of Executive’s employment: (i) the expiration of the maximum term of such option, (ii) the termination of the option in connection with a Change in Control or similar event as provided in the applicable option agreement and/or plan under which the option was granted, or (iii) three (3) years from the date of termination of Executive’s employment.

(b) With respect to stock options granted to Executive after July 12, 2007, in the event that Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, 100% of the shares subject to any stock option then held by Executive, including without limitation, the options described in Section 2.3, shall vest and become immediately exercisable.

4.3.3. Group Medical Coverage. The Company shall, following the Executive’s timely election, provide the Executive with continued coverage for one year after termination of Executive’s employment under the Company’s group health insurance plans in effect upon termination of Executive’s employment without Cause or for Good Reason in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to Executive. If COBRA or similar benefits are not available by law during any portion of the remainder of such one year period, then the Company shall pay Executive each month during which COBRA or similar benefits are not available by law an amount equal to the premium paid by Executive for the last month during which such COBRA or similar benefits were available.

4.4. Termination for Incapacity. In the event that Executive suffers an Incapacity during Executive’s employment, the Company may elect to terminate Executive’s employment pursuant to this Section 4.4. In such event, the Company shall pay Executive, or to Executive’s beneficiaries or estate if applicable, all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date on which an Incapacity is determined to exist (the “Determination Date”), less applicable standard deductions and withholdings. In addition, within ten days of such termination of Executive’s employment, the Company shall pay to Executive, or to Executive’s beneficiaries or estate if applicable, in a single lump-sum payment, subject to applicable standard deductions and withholdings, an amount equal to the Target Bonus, pro rated based on the number of days through the Determination Date in the year in which such termination occurs, less amounts of the Target Bonus previously paid to Executive for the year in which such termination occurs. In addition, the Company shall pay to Executive, or to Executive’s beneficiaries or estate, as appropriate, the sum of (i) an amount equal to that number of months of Executive’s then current base salary equal to the Severance Months and, (ii) the Bonus Severance Amount, less all applicable standard deductions and withholdings and any disability payment otherwise payable by or pursuant to plans provided by the Company and actually paid to Executive. Such amounts payable in the preceding sentence shall be payable in the form of salary continuation (with amounts attributable to the Bonus Severance Amount prorated monthly). Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s rights to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any. For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive shall, due to illness or mental or physical incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of the Company for a period of at least 180 days.

4.5. Termination upon Death. In the event that Executive dies during Executive’s employment, Executive’s employment shall be deemed to have terminated upon the date of death. In such event, the Company shall pay Executive’s estate all base salary due and owing and all other accrued but unpaid benefits (e.g., accrued vacation) through the date of death. In addition, within ten days of such termination of Executive’s employment, the Company shall pay to Executive’s estate, in a single lump-sum payment, subject to applicable standard deductions and withholdings, an amount equal to the Target Bonus, pro rated based on the number of days actually elapsed during the year in which such termination occurs, less amounts of the Target Bonus previously paid to Executive for the year in which Executive’s death occurs. In addition, the Company shall pay to Executive’s estate the sum of (i) an amount equal to that number of months of Executive’s then current base salary equal to the Severance Months, and (ii) the Bonus Severance Amount, less all applicable standard deductions and withholdings. Such amounts payable in the preceding sentence shall be payable in the form of salary continuation (with amounts attributable to the Bonus Severance Amount prorated monthly). Thereafter the Company’s obligations under this Agreement shall terminate; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participates or with respect to which Executive has designated a beneficiary, if any.

4.6. Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) on the date on which Executive’s employment terminates, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

4.6.1. All determinations to be made under this Section 4.6 shall be made by a nationally-recognized independent public accountant (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 30 days of each of a Change of Control and the termination of Executive’s employment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

4.6.2. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of the Gross-Up Payment (taking into account any amounts theretofore already paid by the Company). Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(a) give the Company any information reasonably request by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) cooperate with the Company in good faith in order to effectively contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4.6.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claim to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.6.3. If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4.6, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4.7, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.6.4. All of the fees and expenses of the Accounting Firm in performing determinations referred to in subsections 4.6.1 and 4.6.2 above shall be borne solely by the Company.

4.7. No Other Compensation or Benefits. Executive acknowledges that except as expressly provided in this Agreement, he will not be entitled to any additional compensation, severance payments or benefits after the termination of his employment.

5.	Termination Obligations

5.1. Return of Company’s Property. Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.4, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment.

5.2. Activities. In the event Executive’s employment is terminated without Cause or due to Executive’s Incapacity or Executive terminates his employment for any reason or no reason at all, in exchange for the payments by Company pursuant to Section 4.3 and 4.4 hereof, Executive agrees that for a period of one (1) year after termination of Executive’s employment, Executive shall not, directly or indirectly on executive’s behalf or as an officer, director, consultant, partner, owner, stockholder or employee of any partnership, corporation or other entity: (a) solicit for employment, employ or otherwise seek to retain, or retain the services of, any employee, officer, director or consultant of the Company, or solicit or otherwise induce any person to terminate his or her employment or other relationship with the Company; or (b) engage in any activity, in those states within the United States and those countries outside the United States in which the Company or any of its subsidiaries then conducts any business, where such activity is similar to and competitive with the activities carried on by the Company or any of its subsidiaries. Executive acknowledges that the nature of the Company’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between the Company’s place of business and the place of any competitive business.

5.3. Resignation. Upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries or affiliates. Executive agrees to execute and deliver such documents or instruments as are reasonably requested by the Company or any such subsidiary or affiliate to evidence such resignations.

5.4. Survival. The representations and warranties contained herein and Executive’s obligations under Sections 5 and 6 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment and the expiration of this Agreement.

6.	Arbitration.

6.1. Agreement to Arbitrate Claims. The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). Claims subject to arbitration shall include contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.

6.2. Arbitrator. A neutral and impartial arbitrator shall be chosen by mutual agreement of Executive and the Company; however, if Executive and the Company are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.

6.3. Enforcement Actions. Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. All arbitration hearings under this Agreement shall be conducted in San Francisco, California.

6.4. Exceptions. Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party. By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.

6.5. Governing Law. In ruling on procedural and substantive issues raised in arbitration, the Arbitrator shall in all cases apply the substantive law of the State of California.

6.6. Attorneys’ Fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be borne equally by Executive and the Company, unless otherwise required by law.

6.7. Survival. The parties’ obligations under this Section 6 shall survive the termination of Executive’s employment with the Company and the expiration of this Agreement.

6.8. Acknowledgements. THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 6 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 6. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 6 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

7.	Expiration of Term

The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during Executive’s employment. Upon termination of Executive’s employment, this Agreement shall terminate and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.

8.	Amendments, Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

Notwithstanding the foregoing, Executive acknowledges that the Company, in the exercise of its sole discretion and without the consent of Executive, may amend or modify this Agreement to delay the payment of any severance or other benefits payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Internal Revenue Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable.

9.	Assignment; Successors and Assigns

Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest.

10.	Entire Agreement; Severability; Enforcement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and Executive with respect to the subject matter hereof; provided, however, that to the extent of any conflict between the provisions of this Agreement, on the one hand, and either the Employee Proprietary Information and Inventions Agreement, on the other hand, the provisions of such Employee Proprietary Information and Inventions Agreement or Stock Option Agreement shall govern. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

11.	Governing Law

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

12.	Acknowledgment

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

13.	Compliance with Section 409A of the Internal Revenue Code of 1986, as amended

If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (a) the severance payments under Section 4, to the extent not exempt from Section 409A of the Code, shall accrue and, to the extent accrued, shall be made commencing the seventh month after Executive’s Separation and (b) any Gross-Up Payment, to the extent not exempt from Section 409A of the Code, shall not be made earlier than the later of (i) the date determined under Section 4.7 or (ii) the first day of the seventh month after Executive’s Separation.

14.	Notices

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Saba Software, Inc. Attn: Chief Executive Officer 2400 Bridge Parkway Redwood Shores, CA 94065
If to Executive:	Peter E. Williams III Saba Software, Inc. 2400 Bridge Parkway Redwood Shores, CA 94065

Any such written notice shall be deemed received when personally delivered or three days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the name specified in this section.

15.	Representations and Warranties.

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

16.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

SABA SOFTWARE, INC.

Date: April 8, 2009

By:	/s/ BOBBY YAZDANI	By:	/s/ PETER E. WILLIAMS III
	Bobby Yazdani		Peter E. Williams III
	Chief Executive Officer and Chairman of the Board		Executive Vice President, Corporate Development

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Saba Software, Inc. and each of its subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kid and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action for defamation, libel, invasion of privacy or indemnification for third party claims against Executive in accordance with the Company’s charter documents or as otherwise provided in a written agreement between the Company and Executive.

In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have 21 days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven day revocation period has expired.

Date: April 8, 2009

By:	/s/ PETER E. WILLIAMS III
Peter E. Williams III
Executive Vice President, Corporate Development